Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT






         We consent to the incorporation by reference in Registration Statement Nos. 33-27132 and 33-58349 on Form S-8 and Registration Statement No. 33-53127, as amended, on Form S-3 of South Jersey Industries, Inc. of our reports dated February 18, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in method of accounting for energy-related contracts to conform with the rescission of EITF Issue
No. 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities"), appearing in and incorporated by reference in this Annual Report on Form 10-K of South Jersey Industries, Inc. for the year ended December 31, 2003.






DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 15, 2004